Exhibit 99.1

RiceBran Technologies Announces Proposed Public Offering

SCOTTSDALE, AZ June 19, 2014 - RiceBran Technologies (NASDAQ: RIBT) (the “Company”) announced today that it intends to offer Units consisting of its shares of common stock and warrants to purchase shares of common stock in an underwritten public offering. The shares of common stock and warrants comprising the units are immediately separable. All of the Units in the offering are being sold by the Company.

Maxim Group LLC is acting as sole book-running manager.

The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The Units will be issued by the Company pursuant to a shelf registration statement that was previously filed with, and declared effective by, the Securities and Exchange Commission (SEC). A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC's website located at www.sec.gov. A final prospectus supplement related to the offering will be filed with the SEC.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement, copies of which may be obtained, when available, from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174 or via telephone at (800) 724-0761.

About RiceBran Technologies

RiceBran Technologies is a human food ingredient and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. RiceBran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious human food ingredient and animal nutrition products. Our target markets are human food ingredients and animal nutrition manufacturers and retailers, as well as natural food, functional food and nutraceutical supplement manufacturers and retailers, both domestically and internationally. More information can be found in our filings with the SEC and by visiting our website at www.ricebrantech.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of federal securities laws. These forward-looking statements include statements regarding RiceBran Technologies’ expectations on the completion of the proposed public offering. These statements involve known and unknown risks, which may cause RiceBran Technologies actual results to differ materially from results expressed or implied by the forward looking statements. These risks include uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering, as well as risks inherent in RiceBran Technologies’ business, including those described the Company’s periodic filings with the Securities and Exchange Commission. Although RiceBran Technologies may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

Investor Contact:
Ascendant Partners, LLC
Fred Sommer
(732) 410-9810
fred@ascendantpartnersllc.com